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SEC 1745 Potential persons who are to respond to the collection of information contained in this form (6-00) are not required to respond unless the form
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             UNITED STATES                      OMB Number: 3235-0145
  SECURITIES AND EXCHANGE COMMISSION            Expires: October 31, 2005
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                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                             (Amendment No. ______)*


                                  I-trax, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)
                     Common Stock, par value $.001 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   45069D 20 3
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                 March 19, 2004
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

[ ] Rule 13d-1(b)
[X] Rule 13d-1(c)
[ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.


The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. ...... 45069D 20 3.................................
--------------------------------------------------------------------------------
      1. Names of Reporting Persons.
             I.R.S. Identification Nos. of above persons (entities only).

             Michael J. Hardies
--------------------------------------------------------------------------------
      2.     Check the Appropriate Box if a Member of a Group (See Instructions)
             (a)
                    ............................................................

             (b)
                    ...X........................................................
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             SEC Use Only
      3.
             ...................................................................
--------------------------------------------------------------------------------
      4.     Citizenship or Place of Organization:  United
             States......................................................
--------------------------------------------------------------------------------

Number of           5. Sole Voting Power: 1,693,695
Shares               -----------------------------------------------------------
Beneficially        6. Shared Voting Power: Not Applicable.
Owned by             -----------------------------------------------------------
Each Reporting      7. Sole Dispositive Power: 1,693,695
Person With          -----------------------------------------------------------
                    8. Shared Dispositive Power: Not Applicable.
                     -----------------------------------------------------------

      9.    Aggregate  Amount  Beneficially  Owned  by  Each  Reporting  Person.
            1,693,695
--------------------------------------------------------------------------------

      10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
--------------------------------------------------------------------------------

      11.   Percent of Class Represented by Amount in Row (9): 5.92%
--------------------------------------------------------------------------------

      12.   Type of Reporting Person (See Instructions) IN

--------------------------------------------------------------------------------

Item 1.

      (a)   Name of Issuer: I-trax, Inc.


      (b) Address of Issuer's Principal Executive Offices: One Logan Square, 130 N. 18th Street, Suite 2615, Philadelphia, PA 19103

Item 2.

      (a)   Name of Person  Filing:  Michael J.  Hardies  Address  of  Principal
            Business  Office  or,  if  none,  Residence:   40  British  American
            Boulevard, Latham, NY

      (b)   12110

      (c)   Citizenship: United States

      (d) Title of Class of Securities: Common Stock, par value $0.001 per share

      (e)   CUSIP Number: 45069D 20 3

Item 3. If this statement is filed pursuant to ss.ss.240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

      (a) [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

      (b)   [ ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

      (c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

      (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8).

      (e)   [ ]    An    investment     adviser    in     accordance     with
            ss.240.13d-1(b)(1)(ii)(E).

      (f) [ ] An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F);

      (g) [ ] A parent holding company or control person in accordance with ss. 240.13d-1(b)(1)(ii)(G);

      (h) [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

      (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

      (j)   [ ] Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).


Item 4.         Ownership.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

      (a)   Amount beneficially owned: 1,693,695

      (b)   Percent of class: 5.92%.

      (c)   Number of shares as to which the person has:

            (i)   Sole power to vote or to direct the vote 1,693,695

            (ii)  Shared power to vote or to direct the vote: Not Applicable.

            (iii) Sole  power  to  dispose  or to  direct  the  disposition  of:
                  1,693,695

            (iv) Shared power to dispose or to direct the disposition of: Not Applicable.

Instruction. For computations regarding securities which represent a right to acquire an underlying security see ss.240.13d3(d)(1).


Item 5.         Ownership of Five Percent or Less of a Class

                Not Applicable.


Item 6.         Ownership of More than Five Percent on Behalf of Another Person.

                Not Applicable.


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

                Not Applicable.


Item 8.         Identification and Classification of Members of the Group

                Not Applicable.


Item 9.         Notice of Dissolution of Group

                Not Applicable.


Item 10.        Certification

(a) The following certification shall be included if the statement is filed pursuant to Section 240.13d-1(c):


By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                 March 29, 2004
                            -------------------------
                                      Date

                             /s/ Michael J. Hardies
                            -------------------------
                                    Signature


                               Michael J. Hardies
                            -------------------------
                                   Name/Title

Attention:  Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)